 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-282905
PROSPECTUS
INSPIRATO INCORPORATED
Secondary Offering of
6,588,478 Shares of Class A Common Stock
This prospectus relates to the resale by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”) of up to 6,588,478 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Inspirato Incorporated (“Inspirato,” the “Company,” “we,” “us,” or “our”), consisting of (i) 2,915,451 shares of Class A Common Stock issued to One Planet Group, LLC, a Delaware limited liability company (“One Planet Group”), pursuant to an investment agreement, dated August 12, 2024 and amended on August 30, 2024 (the “August 2024 Investment Agreement”), between us and One Planet Group; (ii) 2,915,451 shares of Class A Common Stock issuable upon the exercise of a warrant issued to One Planet Group pursuant to the August 2024 Investment Agreement; (iii) 505,051 shares of Class A Common Stock issued to Tribridge Limited, a Cayman Islands company with principal offices in Hong Kong (“Tribridge”), pursuant to an investment agreement, dated October 22, 2024 (the “October 2024 Investment Agreement”), among us, Tribridge, and Julian MacQueen; and (iv) 252,525 shares of Class A Common Stock issued to Mr. MacQueen pursuant to the October 2024 Investment Agreement (such shares collectively, the “Offered Shares”).
The Selling Securityholders may sell any, all or none of the securities, and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. Information regarding the Selling Securityholders and how the Selling Securityholders may sell their securities is provided under the sections entitled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus.
We are registering the offer and sale of the Offered Shares to satisfy registration rights we have granted to certain Selling Securityholders. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will pay the expenses associated with registering the sales by the Selling Securityholders other than any underwriting discounts and commissions, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Intermediaries through whom the Selling Securityholders may sell the Offered Shares may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.
Our Class A Common Stock and public warrants, where each whole warrant is exercisable for 0.05 shares of Class A Common Stock at an exercise price of $230.00 per share, are listed on the Nasdaq Global Market LLC (“Nasdaq”) under the symbols “ISPO” and “ISPOW,” respectively.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements.
The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 5 of this prospectus or incorporated by reference herein in determining whether to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 4, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, use this prospectus to sell up to an aggregate of 6,588,478 Offered Shares through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus.
More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed under “Risk Factors” in this prospectus.
This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.
We and the Selling Securityholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus, any applicable prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described directly below under “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
We file and furnish annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.inspirato.com. We make available, free of charge, on our investor relations website at https://inspirato.com/company/investor-relations/, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of this offering will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 12, 2024;

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the information in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2024 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the SEC on May 9, 2024, August 14, 2024, and October 30, 2024, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 5, 2024, March 28, 2024, May 21, 2024, May 31, 2024, August 9, 2024, August 15, 2024, August 16, 2024, September 3, 2024, September 4, 2024, September 16, 2024, September 25, 2024, September 30, 2024, October 4, 2024, October 25, 2024, October 28, 2024; and

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the description of our capital stock filed with the SEC as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as the same may be amended from time to time, and as superseded by the disclosures in “Description of Common Stock” herein.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.
Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:
Inspirato Incorporated
Attention: General Counsel & Corporate Secretary
1544 Wazee Street
Denver, CO 80202
(303) 586-7771
You may also access the documents incorporated by reference in this prospectus through our website at www.inspirato.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated herein by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to risks associated with:
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our partnership with Capital One Services, LLC;

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our ability to service our outstanding indebtedness and satisfy related covenants;

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the impact of changes to our executive management team and our plan for a restructuring;

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our ability to comply with the continued listing standards of Nasdaq and the continued listing of our securities on Nasdaq;

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changes in our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

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the implementation, market acceptance and success of our business model, growth strategy and new products;

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our expectations and forecasts with respect to the size and growth of the travel and hospitality industry;

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the ability of our services to meet members’ needs;

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our ability to compete with others in the luxury travel and hospitality industry;

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our ability to attract and retain qualified employees and management;

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our ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand our destination or other product offerings and gain market acceptance of our services, including in new geographic areas;

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our ability to develop and maintain our brand and reputation;

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developments and projections relating to our competitors and industry;

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the impact of natural disasters, acts of war, terrorism, widespread global pandemics or illness on our business and the actions we may take in response to them;

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expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012;

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our future capital requirements and sources and uses of cash;

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the impact of our reduction in workforce on our expenses;

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the impact of market conditions on our financial condition and operations, including fluctuations in interest rates and inflation;

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our ability to obtain funding for our operations and future growth;

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our ability to generate positive cash flow from operations, achieve profitability, and obtain additional financing or access the capital markets to manage our liquidity;

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the impact on our liquidity as a result of the obligations in our contractual agreements, including covenants therein;

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the impact of the August 2024 Investment Agreement and financing involving One Planet Group;

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our business, expansion plans and opportunities and other strategic alternatives that we may consider, including, but not limited to, mergers, acquisitions, investments, divestitures, and joint ventures; and

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other risks identified in the section entitled “Risk Factors” in any post-effective amendment or prospectus supplement hereto, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference herein. Many of those factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements or information. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements and information attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.
Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risks and uncertainties.
All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below, in addition to the other information, documents or reports included or incorporated by reference into this prospectus. You should also carefully consider the risk factors in the section entitled “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this prospectus in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information” in this prospectus. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. Inspirato may face additional risks and uncertainties that are not presently known, or that are currently deemed immaterial, which may also impair our business or financial condition.
Resales of our Class A Common Stock in the public market may cause the trading price to fall.
Resales of a substantial number of shares of our Class A Common Stock could depress the trading price of our Class A Common Stock. Such sales could also result in resales of our Class A Common Stock by our other current stockholders, potentially leading to further decreases in the trading price of the Class A Common Stock.

THE COMPANY
We are a subscription-based luxury travel company that provides exclusive access to a managed and controlled portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty and value that discerning customers demand. The Inspirato portfolio includes branded luxury vacation homes, accommodations at five-star hotel and resort partners and custom travel experiences.
For travelers, we offer access to a diverse portfolio of vacation options that includes approximately 360 private luxury vacation homes available to our customers, and accommodations at approximately 230 luxury hotel and resort partners in over 200 destinations around the world as of September 30, 2024. Our portfolio also includes Inspirato Only experiences, featuring one-of-a-kind luxury safaris, cruises and other experiences with Inspirato-only member lists along with Bespoke trips, which offer custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge and daily housekeeping — designed to meet the needs of discerning travelers and drive exceptional customer satisfaction.
The mailing address of our principal executive office is 1544 Wazee Street, Denver, CO 80202, and our telephone number is 303-586-7771.
Corporate History and Background
Inspirato was incorporated in Delaware on July 31, 2020 as Thayer Ventures Acquisition Corporation (“Thayer”), a special purpose acquisition company formed for the purpose of effecting a merger with one or more operating businesses. Inspirato LLC entered into a Business Combination Agreement dated June 30, 2021 and as amended September 15, 2021 to become a publicly traded company through a business combination with Thayer. On February 11, 2022, Thayer and Inspirato LLC consummated the transaction contemplated in the Business Combination Agreement whereby, among other transactions, a subsidiary of Thayer merged with and into Inspirato LLC with Inspirato LLC as the surviving company (the “Business Combination”), resulting in Inspirato LLC becoming a direct, wholly owned subsidiary of Thayer. Thayer changed its name to “Inspirato Incorporated” upon closing of the Business Combination. Additionally, concurrently with the closing of the Business Combination, a number of accredited investors purchased from the Company, in a private placement transaction, an aggregate of 8,750,385 shares of Class A Common Stock at $10.00 per share (the “PIPE Shares”) for an aggregate commitment amount of approximately $87.5 million, each pursuant to a separate subscription agreement entered into effective as of June 30, 2021. The number of PIPE Shares provided in the proceeding sentence is prior to adjustment for the 20 to 1 reverse stock split that occurred on October 17, 2023.
On August 12, 2024, Inspirato entered into the August 2024 Investment Agreement, providing for the issuance and sale to One Planet Group of (i) 1,335,271 shares of Class A Common Stock for an aggregate purchase price of $4,579,980 (such transaction, the “Tranche 1 Purchase”) and (ii) 1,580,180 shares of Class A Common Stock for an aggregate purchase price of $5,420,020 and an accompanying warrant to purchase up to 2,915,451 shares of Class A Common Stock (such transaction, the “Tranche 2 Purchase”). In addition, pursuant to such investment agreement, One Planet Group was granted an option (the “Option” and, together with the Tranche 1 Purchase and the Tranche 2 Purchase, the “OPG Transaction”) to acquire an additional number of shares of Class A Common Stock with an aggregate purchase price of up to $2.5 million, where the purchase price for each share will be the same as the per share purchase price in the Tranche 1 Purchase and the Company will deliver a number of warrants equal to the number of shares of Class A Common Stock being purchased as part of the Option. The closing of the Tranche 1 Purchase occurred on August 13, 2024. The closing of the Tranche 2 Purchase took place on September 13, 2024.
On September 30, 2024, the previously announced mandatory exchange (the “Mandatory Exchange”) of all limited liability company membership units of Inspirato LLC, a direct, wholly owned subsidiary of Inspirato (the “Common Units”), other than those held the Company, in connection with a “Continuing Member COC” (as defined under the Eleventh Amended and Restated Limited Liability Company Agreement of Inspirato LLC filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023) became effective immediately prior to the consummation of the Continuing Member COC. Pursuant to the Mandatory Exchange, each member of Inspirato LLC, other than the

Company, exchanged its Common Units for a number of shares of Class A Common Stock equal to the number of Common Units exchanged. Additionally, the Mandatory Exchange resulted in the surrender and cancellation of the same number of outstanding shares of Class V common stock, par value $0.0001 per share, of the Company (“Class V Common Stock”) held by such members. As a result of the Mandatory Exchange, the Company issued an aggregate of 2,857,635 shares of Class A Common Stock in exchange for 2,857,635 Common Units. No shares of Class V Common Stock remain outstanding following the Mandatory Exchange.
On October 22, 2024, Inspirato entered into the October 2024 Investment Agreement, providing for the issuance and sale of 757,576 shares of Class A Common Stock for an aggregate purchase price of $3,000,000, including (i) 505,051 shares of Class A Common Stock to Tribridge for an aggregate purchase price of $2,000,000 and (ii) 252,525 shares of Class A Common Stock to Mr. MacQueen for an aggregate purchase price of $1,000,000. The closing of the transactions contemplated by the October 2024 Investment Agreement occurred on October 24, 2024.
Additional Information
For additional information, we refer you to the section of this prospectus titled “Where You Can Find Additional Information.”

USE OF PROCEEDS
All of the shares of Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

SELLING SECURITYHOLDERS
This prospectus relates up to 6,588,478 Offered Shares that may be offered for resale by the Selling Securityholders. For more information about our relationships with the Selling Securityholders and their affiliates, see “The Nasdaq Proposal” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on August 26, 2024, and Items 1.02 and 3.02 in our Current Report on Form 8-K, filed with the SEC on October 25, 2024, all of which is incorporated herein by reference.
The August 2024 Investment Agreement provides for certain registration rights with respect to the shares of Class A Common Stock underlying the OPG Transaction. The October 2024 Investment Agreement provides for certain registration rights with the respect to the shares of Class A Common Stock issued in connection therewith.
The Selling Securityholders may from time to time offer and sell any or all of the Offered Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in our Class A Common Stock other than through a public sale.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of the Offered Shares. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Offered Shares after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing the Offered Shares.
The following table sets forth, as of October 29, 2024, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock held by each Selling Securityholder immediately prior to any sale of the Offered Shares, the number of Offered Shares that may be sold by each Selling Securityholder under this prospectus, and the aggregate number of shares of Class A Common Stock that each Selling Securityholder will beneficially own after this offering. For purposes of the table below, the number of shares of our Class A Common Stock that will be outstanding after the resale of all Offered Shares is based on 10,815,266 shares of our Class A Common Stock outstanding as of October 29, 2024, and we have assumed that all of the Offered Shares will be sold.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
	Shares of Class A Common Stock Beneficially Owned Prior to This Offering	Offered Shares of Class A Common Stock	Shares of Class A Common Stock Beneficially Owned After This Offering
Name of Selling Securityholder	Number	Number	Number	Percentage
Securityholders affiliated with One Planet Group(1)	5,830,902	5,830,902	1,457,726	11.9%
Tribridge Limited(2)	505,051	505,051	0	*
Julian MacQueen(3)	252,525	252,525	0	*

*
Represents less than 1%.

(1)
Class A Common Stock beneficially owned prior to the offering consists of (i) 2,495,451 shares of Class A Common Stock held by One Planet Group, (ii) 300,000 shares of Class A Common Stock held by an entity affiliated with and controlled by One Planet Group (the “Affiliated Entity”), (iii) 70,000 shares of Class A Common Stock held in the name of a family member of Mr. Zamani over which One Planet Group has sole voting power, (iii) 50,000 shares of Class A Common Stock held by certain persons affiliated with Mr. Zamani over which neither Mr. Zamani nor One Planet Group exercises voting or dispositive power, and (iv) 2,915,451 shares of Class A Common stock that may be issued upon the exercise of a warrant held by One Planet Group to purchase up to 2,915,451 shares of Class A Common Stock. Class A Common Stock beneficially owned after the offering consists of 728,863 shares of Class A Common Stock that may be purchased by One Planet Group pursuant to the Option provided for in the August 2024 Investment Agreement, which may be exercised on a one-time basis at any time on or after November 29, 2024, and prior to December 29, 2024, and (ii) warrants to purchase up to 728,863 additional shares of Class A Common Stock that would be received by One Planet Group if the Option is exercised. Mr. Zamani has voting and dispositive power over the securities that are held by One Planet Group and the Affiliated Entity. The principal business address of the entities and individuals identified in this footnote is 1820 Bonanza Street Walnut Creek, California 94596.

(2)
Class A Common Stock beneficially owned prior to the offering consists of 505,051 shares of Class A Common Stock held by Tribridge Limited, a Cayman Islands company with principal offices in Hong Kong. The ultimate beneficial owners of the business entity identified in this footnote are the trustees of Tribridge International Revocable Trust, a revocable trust governed by the laws of Hong Kong, of which Shane Tedjarati is the settlor and Shane Tedjarati and Mona Tedjarati are the trustees. The principal business address of the entity identified in this footnote is 43A Block 1, 80 Robinson Road, Mid-Level, Hong Kong.

(3)
Class A Common Stock beneficially owned prior to the offering consists of 252,525 shares of Class A Common Stock held by Julian MacQueen. The principal business address of the individual identified in this footnote is 113 Bay Bridge Drive, Gulf Breeze, Florida 32561.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Securityholders of the Offered Shares. We will not receive any of the proceeds from the sale of the Offered Shares. The aggregate proceeds to the Selling Securityholders from the sale of the Offered Shares will be the purchase price of the Offered Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Offered Shares. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Offered Shares to be made directly or through agents.
The Offered Shares may be sold from time to time to purchasers:
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directly by the Selling Securityholders;

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through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Offered Shares; or

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through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Offered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Offered Shares by the Selling Securityholders.
The Offered Shares may be sold in one or more transactions at:
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fixed prices;

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prevailing market prices at the time of sale;

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prices related to such prevailing market prices;

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varying prices determined at the time of sale; or

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negotiated prices.

These sales may be effected in one or more transactions:
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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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in privately negotiated transactions;

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in options or other hedging transactions, whether through an options exchange or otherwise;

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in distributions to members, limited partners or stockholders of Selling Securityholders;

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on any national securities exchange or quotation service on which the Offered Shares may be listed or quoted at the time of sale, including Nasdaq;

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in the over-the-counter market;

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in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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through any other method permitted by applicable law; or

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through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the Offered Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A Common Stock in connection with hedging transactions. The Selling Securityholders may also sell the Offered Shares short and redeliver the Offered Shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Offered Shares, which Offered Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge the Offered Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Offered Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Offered Shares, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the Offered Shares to a financial institution or other third party that in turn may sell the Offered Shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offering of the Offered Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Offered Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Offered Shares by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Selling Securityholders also may transfer the Offered Shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell Offered Shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the Offered Shares under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Offered Shares by other means not described in this prospectus. In addition, any Offered Shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Offered Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the

Offered Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some Offered Shares owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Offered Shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of the Offered Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of the Offered Shares to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Offered Shares pursuant to the distribution through a registration statement.

DESCRIPTION OF COMMON STOCK
The following description is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our amended and restated certificate of incorporation (as it may be further amended from time to time, our “Certificate of Incorporation”) and our amended and restated bylaws (as it may be further amended from time to time, the “Bylaws”) which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.
Authorized Stock
The authorized capital stock of Inspirato is 85,000,000, consisting of 5,000,000 shares of preferred stock and 80,000,000 shares of common stock, $0.0001 par value per share, of which:
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50,000,000 shares are designated as Class A Common Stock;

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25,000,000 shares are designated as Class V Common Stock; and

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5,000,000 shares are designated as Class B non-voting common stock (“Class B Common Stock” and together with the Class A Common Stock and the Class V Common Stock, the “Common Stock”).

As of October 29, 2024, there were 10,815,266 shares of Class A Common Stock, no shares of Class V Common Stock, and no shares of Class B Common Stock outstanding.
Voting Power
Holders of Class A Common Stock and Class V Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Class A Common Stock and Class V Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Certificate of Incorporation (as it may be amended from time to time). Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in certain circumstances.
Holders of Class B Common Stock are not entitled to vote except as otherwise required by Delaware law.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A Common Stock and Class B Common Stock will be entitled to receive dividends out of funds legally available if our Board of Directors (the “Board”) in its discretion, determines to issue dividends and then only at the times that the Board may determine. Any dividends paid to the holders of shares of Class A and Class B Common Stock shall be paid on a pro rata basis. The holders of our Class V Common Stock shall not be entitled to receive any dividends out of any assets of the Company.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, and after the rights of the holders of the preferred stock, if any, have been satisfied, each holder of our Common Stock outstanding at that time shall be entitled to receive $0.0001 per share and the remaining assets of whatever kind available for distribution to stockholders shall be distributable ratably among the holders of Common Stock outstanding at that time.
Preemptive or Other Rights
Holders of Common Stock are not entitled to preemptive rights, and shares of Common Stock are not subject to conversion, redemption, or sinking fund provisions, except that the Certificate of Incorporation provides for certain rights of conversion pursuant to which shares of Class A Common Stock may be converted into Class B Common Stock and vice-versa.

Election of Directors
Subject to the rights of holders of any series of preferred stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution adopted by a majority of the Board. The Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW
Some provisions of Delaware law and our Certificate of Incorporation and Bylaws could make it more difficult for us to be acquired by means of a tender offer, a proxy contest or otherwise or the removal of our incumbent directors and officers. These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to first negotiate with our Board. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our Board determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law. Section 203 is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Special Meeting of Stockholders
Our Bylaws provide that special meetings of our stockholders may be called only by the chairperson of our Board, our Chief Executive Officer or our Board pursuant to adoption of a resolution.
Classified Board
Our Certificate of Incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting of stockholders, one class of directors is elected to serve a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and requires a longer time period to do so. In most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected. Any amendment to the provisions of our Certificate of Incorporation relating to our classified Board, and to the matters described in “—Election and Removal of Directors” below, would be subject to a two-thirds supermajority stockholder vote requirement.
Election and Removal of Directors
Our Certificate of Incorporation and Bylaws contain provisions that establish specific procedures for appointing and removing members of the Board. In addition, our Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of our preferred stock, vacancies and newly created directorships on the Board may be filled only by a majority of the directors then serving on the Board (except as otherwise required by law or by resolution of the Board). Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the voting power of the Company entitled to vote generally in the election of directors, voting together as a single class.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders,

must provide timely notice of their intent in writing. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
No Stockholder Action by Written Consent
Subject to the rights of holders of our preferred stock, our Certificate of Incorporation and Bylaws do not permit stockholders to act by written consent.
No Cumulative Voting
Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board to influence our Boards decision regarding a takeover.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
The Certificate of Incorporation is silent on forum selection. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or Bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of Class A Common Stock by Non-U.S. Holders (as defined below). This discussion is limited to Non-U.S. Holders who purchase our Class A Common Stock pursuant to this offering and who hold Class A Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).
This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address the Medicare contribution tax on certain net investment income, the alternative minimum tax, special tax accounting rules under Section 451(b) of the Code, U.S. federal estate or gift tax laws, or any state, local or non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:
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banks or other financial institutions;

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tax-exempt entities;

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insurance companies;

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dealers in securities or foreign currencies;

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traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to our Class A Common Stock;

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partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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regulated investment companies, mutual funds or real estate investment trusts;

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“controlled foreign corporations” or “passive foreign investment companies;”

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persons that acquired our Class A Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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former citizens or long-term residents of the United States;

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persons that hold our Class A Common Stock as a part of a straddle, hedge, integrated transaction or similar transaction;

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persons that directly, indirectly or constructively own 5 percent or more (by vote or value) of our Class A Common Stock; or

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persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of such Class A Common Stock.
IF YOU ARE CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S.

FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH CLASS A COMMON STOCK, AS APPLICABLE, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY OTHER TAXING JURISDICTION, OR ANY APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO ANY POTENTIAL CHANGES IN U.S. FEDERAL TAX LAW AS WELL AS ANY POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Class A Common Stock, that, for U.S. federal income tax purposes, is not a partnership and is not:
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an individual who is a citizen or resident of the United States;

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a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions
If we pay distributions with respect to our Class A Common Stock in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. Holders, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Non-U.S. Holder’s Class A Common Stock and will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Subject to the discussions below regarding effectively connected income, backup withholding and the Foreign Account Tax Compliance Act and the Treasury Regulations and other official IRS guidance issued thereunder (collectively, “FATCA”), any dividend paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If a Non-U.S. Holder holds our Class A Common Stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “— Gain on Sale, Exchange or Other Taxable Disposition of our Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends received by a Non-U.S. Holder that are treated as effectively connected with the holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the holder in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA. In order to obtain this exemption, a Non-U.S. Holder must provide us or the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by corporate Non-U.S. Holders that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. Non-U.S. Holders should consult their tax advisor regarding the tax consequences of the ownership and disposition of our Class A Common Stock, including the application of any applicable tax treaties that may provide for different rules.
Gain on Sale, Exchange or other Taxable Disposition of our Class A Common Stock
Subject to the discussions below regarding backup withholding and FATCA, any gain realized by a Non-U.S. Holder upon the sale or other taxable disposition of our Class A Common Stock generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the holder in the United States);

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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our Class A Common Stock constitutes a United States real property interest (a “USRPI”) by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the holder’s holding period for, our Class A Common Stock.

Non-U.S. Holders described in the first bullet above generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.
Regarding the third bullet, we believe that we are not currently a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder disposing of our Class A Common Stock will be treated as disposing of a USRPI only if it has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose. If we were a USRPHC and our Class A Common Stock was not treated as regularly traded on an established securities market for this purpose, a Non-U.S. Holder would be subject to tax on any gain recognized on the sale or other taxable disposition of Class A Common Stock, and withholding, generally at a rate of 15%, on the gross proceeds thereof, regardless of such Non-U.S. Holder’s percentage ownership of our Class A Common Stock.
Information Reporting and Backup Withholding
We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the dividends we pay or are deemed to pay to such holder and the tax withheld, if any, with respect to such dividends. A

Non-U.S. Holder will have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends. A Non-U.S. Holder generally will not be subject to U.S. backup withholding with respect to payments of dividends if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E or other appropriate IRS From W-8 (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person (as defined in the Code).
Information reporting and backup withholding will generally apply to the proceeds of a taxable disposition of our Class A Common Stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a Non-U.S. Holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a Non-U.S. office of a broker. However, for information reporting purposes, taxable dispositions effected through a Non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under the Foreign Account Tax Compliance Act
Subject to the following paragraph, FATCA generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from the U.S. nonresident withholding tax described above and backup withholding, including under the exemptions described above. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and the holder’s country of residence may modify the requirements described in this section. Holders should consult with your own tax advisors regarding the application of FATCA to your ownership and disposition of our Class A Common Stock.
The U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Class A Common Stock. The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE HOLDER OF OFFERED SHARES SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

LEGAL MATTERS
Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
The consolidated financial statements of Inspirato Incorporated as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INSPIRATO INCORPORATED
Secondary Offering of
6,588,478 Shares of Class A Common Stock

PROSPECTUS

December 4, 2024